Exhibit 99.3

[LETTERHEAD OF NOMINEE]

Re:	Orange 21 Inc. Rights Offering — 9,544,814 Shares of Common Stock Offered Pursuant to Rights Distributed to Stockholders, Option Holders and Warrant Holders

January __, 2009

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 20, 2009, UNLESS EXTENDED BY ORANGE 21 INC.

To Our Clients:

The management of Orange 21 Inc. (“Orange 21”) has determined that it is in the company’s best interests to further strengthen its capital base. Therefore, we are raising equity capital through a rights offering (the “Rights Offering”) to all holders of our common stock, par value $0.0001 per share (the “Common Stock”), options and warrants as of 5:00 p.m., New York City time, on January 21, 2009 (the “Record Date”).

This notice is being distributed by Orange 21 in connection with a distribution in the Rights Offering of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its Common Stock. The Rights, the Rights Offering and the Common Stock are described in Orange 21’s enclosed Prospectus, dated April 25, 2008 and Prospectus Supplement dated January 22, 2009 (as they may be amended or supplemented, the “Prospectus”).

In the Rights Offering, Orange 21 is offering an aggregate of 9,544,814 shares of its Common Stock, as described in the Prospectus.

You will receive one Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right will allow you to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $0.80 per share (the “Subscription Price”).

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on February 20, 2009, unless extended in the sole discretion of Orange 21 (such date, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. Holders will not receive fractional Rights, fractional shares of Common Stock or cash in lieu thereof as a result of their exercise of Rights pursuant to the Rights Offering.

The Rights will be evidenced by non-transferable subscription rights certificates and, if not exercised, will cease to have any value as of the Expiration Date.

Enclosed for your consideration are copies of the following documents:

1.	The Prospectus;

2.	Instructions as to Use of Orange 21’s Subscription Rights Certificates; and

3.	A return envelope addressed to us.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus carefully before instructing us whether to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does not constitute a valid delivery.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING

SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, AT THE

FOLLOWING TELEPHONE NUMBERS:

(800) 280-0819 OR, FOR BANKS AND BROKERAGE FIRMS, (212) 440-9800.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Orange 21 Inc. (“Orange 21”).

You are hereby instructed, on the undersigned’s behalf, to exercise the Rights to purchase shares of Orange 21’s Common Stock distributed with respect to the shares of Orange 21’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of Orange 21’s Rights Certificates,” as follows:

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

Section 1: OFFERING INSTRUCTIONS (check the appropriate box if you wish to exercise subscription rights)

IF YOU WISH TO EXERCISE ALL OR A PORTION OF YOUR SUBSCRIPTION RIGHTS:

☐	Please exercise my subscription rights for new shares of Common Stock pursuant to the Rights Offering, as set forth below:

	x 1 =		x	$0.80	=	$
(no. of subscription rights exercised)		(no. of new shares purchased)		(per share)		(total Subscription Price)

Example: If you own 1,000 shares of Common Stock, your subscription rights entitle you to purchase 1,000 new shares. Each new share may be purchased at $0.80 per share, for a total Subscription Price of $800.00

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:

Please disregard this mailing.

Section 2: PAYMENT

☐	Payment in the amount of $ (the total Subscription Price) by check or money order is enclosed.

☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account Number:

Amount to be deducted: $                                              (the total Subscription Price)

Section 3: SUBSCRIPTION AUTHORIZATION

I acknowledge that I have received the Prospectus for this offering of subscription Rights and I hereby exercise such Rights for the number of shares indicated above on the terms and conditions specified in the Prospectus.

Signature(s) of subscriber(s):

Print Name:	Print Name:

Telephone No:	Telephone No.:

Date: , 2009	Date: , 2009